Exhibit 2.1

AMENDMENT AGREEMENT

This Amendment Agreement (this “Amendment”), dated as of August 27, 2015, by and among Home Properties, Inc., a Maryland corporation (the “Company”), Home Properties, L.P., a New York limited partnership (the “Partnership” and, together with the Company, the “Company Parties”), LSREF4 Lighthouse Acquisitions, LLC, a Delaware limited liability company (“Parent”), LSREF4 Lighthouse Corporate Acquisitions, LLC, a Maryland limited liability company and wholly owned subsidiary of Parent (“MergerSub”), LSREF4 Lighthouse Operating Acquisitions, LLC, a New York limited liability company and wholly owned subsidiary of MergerSub (“Partnership MergerSub” and, together with Parent and MergerSub, the “Buyer Parties”), UDR, Inc., a Maryland corporation (“Public REIT”) and United Dominion Realty, L.P., a Delaware limited partnership (“Public OP” and, together with Public REIT, the “Public Parties”), refers to (i) that certain Merger Agreement, dated as of June 22, 2015 (the “Merger Agreement”), by and among the Company Parties, the Buyer Parties and Public REIT and (ii) that certain Contribution Agreement, dated as of June 22, 2015 (the “Contribution Agreement”), by and among the Partnership, the Public Parties and Parent.  Unless otherwise provided herein, capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement.

Notwithstanding anything to the contrary in the Merger Agreement or the Contribution Agreement, the Company Parties, the Buyer Parties and the Public Parties hereby acknowledge and agree as follows:

1.                                      Except as hereinafter provided, Section 2.06 of the Merger Agreement and Section 6.01 of the Contribution Agreement shall be amended to the effect that the Closing Date for the Contribution Settlement (as defined in the Contribution Agreement) shall be October 29, 2015 and the Closing Date for the Mergers and the Sale/Exchange Settlement (as defined in the Contribution Agreement) shall be October 30, 2015; provided, however, that the Buyer Parties shall have the right to elect to close the Mergers prior to October 30, 2015 (but not prior to the date that is two Business Days after the condition set forth in Section 9.01(b) of the Merger Agreement has been satisfied) by specifying an earlier date (which shall be a Business Day for which the immediately prior date is a Business Day) in a written notice given to the Company Parties and the Public Parties at least three Business Days prior to the earlier date specified by the Buyer Parties, in which event the Closing Date for the Mergers and the Sale/Exchange Settlement shall be on the date so specified by the Buyer Parties and the Closing Date for the Contribution Settlement shall be on the prior Business Day; and provided further, however, that if either of the conditions set forth in Section 9.01(a) or Section 9.01(b) of the Merger Agreement has not been satisfied by the dates set pursuant to this paragraph 1, then the Closing Date for the Mergers and the Sale/Exchange Settlement shall be the date that is the second Business Day after such condition is satisfied and the Closing Date for the Contribution Settlement shall be on the prior Business Day; and provided further, however, that the Company Parties, the Buyer Parties and the Public Parties shall use reasonable best efforts to cause the Contribution Settlement to occur on or prior to October 12, 2015 and the Mergers and the Sale/Exchange Settlement to occur on or prior to October 13, 2015.

2.                                      Each party to the Merger Agreement and/or the Contribution Agreement acknowledges that, to its knowledge as of the date of this Amendment, (i) no other party to the

Merger Agreement or the Contribution Agreement has breached or is in breach of any of its representations or warranties in the Merger Agreement or the Contribution Agreement, and (ii) none of such representations or warranties have failed to be true and correct, in each case to the extent such breach or failure to be true and correct would cause, individually or in the aggregate, any of the conditions in Article IX of the Merger Agreement or Article V of the Contribution Agreement not to be satisfied.

3.                                      Each party to the Merger Agreement and/or the Contribution Agreement acknowledges that, to its knowledge as of the date of this Amendment, no other party to the Merger Agreement or the Contribution Agreement has breached or failed to comply in any material respect with any of its obligations, covenants or agreements required to be performed or complied with under the Merger Agreement or the Contribution Agreement to the extent such breach or failure to comply (without giving effect to any cure rights) would cause, individually or in the aggregate, any of the conditions in Article IX of the Merger Agreement or Article V of the Contribution Agreement not to be satisfied.

4.                                      To the knowledge of Parent as of the date of this Amendment, no Company Material Adverse Effect has occurred.

5.                                      To the knowledge of the Company as of the date of this Amendment, no Parent Material Adverse Effect has occurred.

6.                                      To the knowledge of any of the Public Parties (which shall be mean the actual knowledge of Warren Troupe, Harry Alcock or David Thatcher) as of the date of this Amendment, no Properties Material Adverse Effect (as defined in the Contribution Agreement) has occurred.

7.                                      To the knowledge of any of the Company Parties or any of the Buyer Parties as of the date of this Amendment, no Public REIT Material Adverse Effect or DownREIT Partnership Material Adverse Effect (as defined in the Contribution Agreement) has occurred.

8.                                      No party shall have the right to claim or assert that any breach, failure to comply, failure to be true and correct or material adverse effect referred to in any of paragraphs 2 through 7 hereof of which it (or others within its group of parties) has knowledge as of the date of this amendment constitutes or will constitute a breach, failure to comply, failure to be true and correct or a failure of condition under the Merger Agreement or the Contribution Agreement, and all such rights are hereby irrevocably and unconditionally waived.

9.                                      Except with respect to the representations and warranties set forth in Sections 4.01(a) and (b) (Organization and Qualification; Company Subsidiaries; Authority), 4.03(a), (b) and (c) (Capitalization), 4.04 (Authority Relative to this Agreement, Takeover Laws, Validity and Effect of Agreements), 4.08(a) and (c) (Absence of Certain Changes or Events) and 4.19 (Opinion of Financial Advisor) of the Merger Agreement, (i) the Buyer Parties shall not have the right to assert, for any purpose under the Merger Agreement or Contribution Agreement, that either of the conditions set forth in Section 9.02(a) or (b) of the Merger Agreement have not been satisfied with respect to or as a result of any event, change, circumstance, occurrence, effect or state of facts occurring on or following September 30, 2015 (and no such event, change,

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circumstance, occurrence effect or state of facts shall be treated as resulting in the failure of any such condition), and (ii) the Buyer Parties shall not have a right to terminate the Merger Agreement pursuant to Section 10.01(c)(i) of the Merger Agreement based on any such event, change, circumstance, occurrence, effect or state of facts.

10.                               Section 9.01(d) of the Merger Agreement is hereby amended to read it its entirety as follows:

“(d)                           The transactions contemplated by the Contribution Agreement to occur at the Portfolio Contribution Effective Time shall have been consummated in accordance with the terms of the Contribution Agreement; and”

11.                               Notwithstanding Section 7.01(b)(iv) of the Merger Agreement, the Company Parties may authorize, declare, set aside, make or pay a cash dividend or distribution with respect to the capital stock of the Company and the Partnership Units of the Partnership with respect to the period commencing from and including October 1, 2015 and ending on the day immediately preceding the Closing Date in an amount equal to $0.00844 per day per Company Common Share and per Partnership Unit (it being understood and agreed that the record date for such dividend or distribution shall be on or before the second Business Day immediately preceding the Closing Date).  If any such dividends or distributions have not been paid prior to the Closing of the Mergers, then the Buyer Parties shall cause the Company to make such payments as soon as practicable in accordance with the declarations of such dividends or distributions. The dividend to be paid by the Company as contemplated by this paragraph 11 shall be deemed to be paid in connection with the Company Merger for tax purposes.

12.                               In the event the condition set forth in Section 9.01(b) of the Merger Agreement is not satisfied on or prior to October 1, 2015, or the condition set forth in Section 9.01(a) of the Merger Agreement is not satisfied on October 1, 2015, then the “September 30, 2015” and “October 1, 2015” dates set forth in paragraphs 9 and 11 hereof shall be extended day-for-day until both of such conditions are satisfied.

13.                               Except as amended hereby, the Merger Agreement and the Contribution Agreement shall continue in full force and effect in accordance with their terms.  By executing this Amendment, each of the parties hereto certifies that this Amendment has been executed and delivered in compliance with Section 11.04 of the Merger Agreement and Section 11.05 of the Contribution Agreement.  Reference to this Amendment need not be made in the Merger Agreement, the Contribution Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Merger Agreement or the Contribution Agreement, any reference in any of such items to the Merger Agreement or the Contribution Agreement being sufficient to refer to the Merger Agreement or the Contribution Agreement as amended hereby. In the event of any inconsistency or conflict between the Merger Agreement or the Contribution Agreement and this Amendment, the provisions of this Amendment shall govern and control.

14.                               Each party hereto represents and warrants to the other party that this Amendment has been duly authorized, executed and delivered by it and constitutes a valid and legally binding agreement with respect to the subject matter contained herein.

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15.                               The provisions of Sections 11.02 (Notices), 11.04 (Amendment), 11.05 (Entire Agreement; Assignment), 11.09 (Governing Law; Forum; Limitations on Suits against Parent Parties and Financing Sources), 11.11 (Counterparts), 11.12 (Waiver), 11.13 (Waiver of Jury Trial) and 11.14 (Authorship) of the Merger Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the parties hereto mutatis mutandis.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Company Parties, the Buyer Parties and the Public Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

HOME PROPERTIES, INC., a Maryland
corporation

By:	/s/ EDWARD J. PETTINELLA
Name: Edward J. Pettinella
Title: President and Chief Executive Officer

HOME PROPERTIES, L.P., a New York
limited partnership

By: HOME PROPERTIES, INC., its
general partner

By:	/s/ EDWARD J. PETTINELLA
Name: Edward J. Pettinella
Title: President and Chief Executive Officer

[Signature Page to Amendment]

LSREF4 LIGHTHOUSE ACQUISITIONS, LLC, a Delaware limited liability company

By:	/s/ MARC L. LIPSHY
Name: Marc L. Lipshy
Title: President

LSREF4 LIGHTHOUSE CORPORATE ACQUISITIONS, LLC, a Maryland limited liability company

By	/s/ MARC L. LIPSHY
Name: Marc L. Lipshy
Title: President

LSREF4 LIGHTHOUSE OPERATING ACQUISITIONS, LLC, a New York limited liability company

By	/s/ MARC L. LIPSHY
Name: Marc L. Lipshy
Title: President

[Signature Page to Amendment]

UDR, INC., a Maryland corporation

By:	/s/ WARREN L. TROUPE
Name: Warren L. Troupe
Title: Senior Executive Vice President

UNITED DOMINION REALTY, L.P., a Delaware limited partnership

By: UDR, INC., its general partner

By:	/s/ WARREN L. TROUPE
Name: Warren L. Troupe
Title: Senior Executive Vice President

[Signature Page to Amendment]

CONSENTS AND AGREES: *

LONE STAR REAL ESTATE FUND IV (U.S.), L.P.

	By:	Lone Star Real Estate Partners IV,
L.P., its general partner

	By:	Lone Star R.E. Management Co.
IV, Ltd., its general partner

By:	/s/ REBECCA WILLIAMS
Name: Rebecca Williams
Title: Vice President

* Solely in its capacity as a party to the Equity Commitment Letter and the Limited Guarantee.

[Signature Page to Amendment]